Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Prospectus of The Reader’s Digest Association, Inc. for the registration of $525,000,000 of its Floating Rate Senior Secured Notes due 2017 and to the use of our report dated May 27, 2010 (except Notes 2, 7, 15 and 27, as to which the date is November  , 2010), with respect to the consolidated and combined financial statements of RDA Holding Co. and subsidiaries for the six months ended December 31, 2009 and each of the three years in the period ended June 30, 2009.

Ernst & Young LLP

New York, New York

The foregoing consent is in the form that will be signed upon the filing of the September 30, 2010 unaudited interim consolidated financial statements reflecting the changes in reportable segments described in Note 27 to the consolidated financial statements.

/s/ Ernst & Young LLP

New York, New York

October 26, 2010